EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Jonathan Baksht
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Second Quarter 2026 Results
•Declared quarterly distribution of $0.4714 per unit; 48th consecutive quarterly distribution
HOUSTON, Aug. 04, 2026 (GLOBE NEWSWIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the second quarter of 2026 of $14.2 million, or $0.40 per limited partner unit, which was slightly below second quarter 2025 net income of $14.6 million. Cash flows from operating activities in the second quarter of 2026 were $129.8 million, an increase of $120.7 million compared to second quarter 2025 cash flows from operating activities of $9.1 million, primarily due to higher production and sales volume and lower maintenance capital expenditures as the result of the prior year's Petro 1 turnaround. For the three months ended June 30, 2026, MLP distributable cash flow was $17.6 million, an increase of $2.6 million compared to second quarter 2025 MLP distributable cash flow of $15.0 million. The increase in MLP distributable cash flow and associated trailing twelve-month coverage ratio of 1.04x was primarily due to higher production and sales volume and lower maintenance capital expenditures as a result of the prior year's Petro 1 turnaround.
Compared to the first quarter, second quarter 2026 net income attributable to the Partnership was unchanged at $14.2 million. Second quarter 2026 cash flows from operating activities of $129.8 million increased by $19.6 million due to working capital changes. Second quarter 2026 MLP distributable cash flow of $17.6 million decreased by $0.3 million compared to first quarter 2026 MLP distributable cash flow of $17.9 million due to higher maintenance capital expenditures.
"We were pleased with the Partnership's performance in the second quarter as we benefited from higher third-party ethylene prices and the continued stability of our cash flows due to the ethylene sales agreement with Westlake," said Jean-Marc Gilson, President and Chief Executive Officer. "Looking forward, we expect to continue to provide strong returns and predictable cash flows to our unitholders."
On July 8, 2026, both the Partnership and Westlake Chemical OpCo LP ("OpCo") entered into amendments to their respective senior unsecured revolving credit agreements with Westlake Corporation. These amendments extended the maturity dates of the facilities to July 2031.
On August 3, 2026, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the second quarter of 2026 of $0.4714 per common unit to be payable on August 28, 2026 to unitholders of record as of August 13, 2026, representing the 48th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage that was 1.04x the declared distributions for the second quarter of 2026, which was above the trailing twelve-month coverage ratio of 1.00x at the end of the first quarter. Since our IPO in July of 2014 our cumulative coverage ratio is approximately 1.05x.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

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The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to: our financing arrangements with Westlake; the timing and results of our turnaround activities, our outlook for third-party ethylene margins, the impact of the conflict in the Middle East on global demand for our products, our expectations regarding feedstock and energy costs, our ability to deliver value, returns, predictable cash flows and distributions to unitholders; our relationship with Westlake and the benefits of the ethylene sales agreement, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: operating difficulties or disruptions; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake, including determinations made pursuant to contractual arrangements with Westlake; the effects of legal proceedings; actions of third parties; inclement or hazardous weather conditions; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; inability of our customers to take delivery; fires, explosions or other industrial accidents; political tension and conflict in the Middle East and elsewhere; the supply/demand balance for our products; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC in March 2026, and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which was filed with the SEC in May 2026.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow, coverage ratio and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow, coverage ratio and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow, coverage ratio and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' second quarter 2026 results will be held Tuesday, August 4, 2026 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, please register at: https://register-conf.media-server.com/register/BI51826be52fb84f029203dae034f42aa3. A dial-in will be provided upon registration.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/ssbetq3b and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$238,030	$269,076	$501,121	$459,857
Net co-products, ethylene and other sales—third parties	59,070	28,043	101,654	74,891
Total net sales	297,100	297,119	602,775	534,748
Cost of sales	202,295	199,587	414,211	383,135
Gross profit	94,805	97,532	188,564	151,613
Selling, general and administrative expenses	7,494	6,300	14,684	13,774
Income from operations	87,311	91,232	173,880	137,839
Other income (expense)
Interest expense—Westlake	(5,119)	(5,907)	(10,204)	(11,444)
Other income, net	348	675	696	2,021
Income before income taxes	82,540	86,000	164,372	128,416
Provision for income taxes	178	205	355	312
Net income	82,362	85,795	164,017	128,104
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	68,124	71,237	135,610	108,598
Net income attributable to Westlake Partners	$14,238	$14,558	$28,407	$19,506

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.40	$0.41	$0.81	$0.55

Distributions declared per unit	$0.4714	$0.4714	$0.9428	$0.9428

MLP distributable cash flow	$17,636	$15,007	$35,522	$19,721

Distributions declared
Limited partner units—publicly and privately held	$9,958	$9,955	$19,916	$19,909
Limited partner units—Westlake	6,657	6,657	13,314	13,314
Total distributions declared	$16,615	$16,612	$33,230	$33,223
EBITDA	$122,687	$124,391	$243,903	$199,412

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2026	December 31, 2025

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$49,321	$44,269
Receivable under the Investment Management Agreement—Westlake	43,577	23,378
Accounts receivable, net—Westlake	39,464	63,571
Accounts receivable, net—third parties	21,602	9,113
Inventories	3,563	2,769
Prepaid expenses and other current assets	10	406
Total current assets	157,537	143,506
Property, plant and equipment, net	858,643	886,012
Other assets, net	201,168	227,015
Total assets	$1,217,348	$1,256,533

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$45,768	$51,301
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	2,493	3,206
Total liabilities	447,935	454,181
Common unitholders—publicly and privately held	457,957	460,848
Common unitholder—Westlake	38,328	40,260
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	253,713	258,536
Noncontrolling interest in OpCo	515,700	543,816
Total equity	769,413	802,352
Total liabilities and equity	$1,217,348	$1,256,533
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2026	2025

	(In thousands of dollars)
Cash flows from operating activities
Net income	$164,017	$128,104
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	69,327	59,552
Net loss on disposition and other	2,356	524
Other balance sheet changes	4,345	(133,328)
Net cash provided by operating activities	240,045	54,852
Cash flows from investing activities
Additions to property, plant and equipment	(18,037)	(40,336)
Investments with Westlake under the Investment Management Agreement	(20,000)	—
Maturities of investments with Westlake under the Investment Management Agreement	—	90,000
Net cash provided by (used for) investing activities	(38,037)	49,664
Cash flows from financing activities
Proceeds from debt payable to Westlake	82,000	95,000
Repayment of debt payable to Westlake	(82,000)	(95,000)
Distributions to noncontrolling interest retained in OpCo by Westlake	(163,726)	(93,031)
Distributions to unitholders	(33,230)	(33,222)
Net cash used for financing activities	(196,956)	(126,253)
Net increase (decrease) in cash and cash equivalents	5,052	(21,737)
Cash and cash equivalents at beginning of period	44,269	58,316
Cash and cash equivalents at end of period	$49,321	$36,579

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2026	2025	2026	2025

	(In thousands of dollars)
Net cash provided by operating activities	$110,198	$129,847	$9,071	$240,045	$54,852
Changes in operating assets and liabilities and other	(28,543)	(47,485)	76,724	(76,028)	73,252
Net income	81,655	82,362	85,795	164,017	128,104
Add:
Depreciation, amortization and disposition of property, plant and equipment	34,360	37,155	32,872	71,515	60,043
Less:
Contribution to turnaround reserves	(10,232)	(10,305)	(10,396)	(20,537)	(18,018)
Maintenance capital expenditures	(7,810)	(11,932)	(20,506)	(19,742)	(41,083)
Distributable cash flow attributable to noncontrolling interest in OpCo	(80,087)	(79,644)	(72,758)	(159,731)	(109,325)
MLP distributable cash flow	$17,886	$17,636	$15,007	$35,522	$19,721

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2026	2025	2026	2025

	(In thousands of dollars)
Net cash provided by operating activities	$110,198	$129,847	$9,071	$240,045	$54,852
Changes in operating assets and liabilities and other	(28,543)	(47,485)	76,724	(76,028)	73,252
Net income	81,655	82,362	85,795	164,017	128,104
Less:
Other income, net	348	348	675	696	2,021
Interest expense—Westlake	(5,085)	(5,119)	(5,907)	(10,204)	(11,444)
Provision for income taxes	(177)	(178)	(205)	(355)	(312)
Income from operations	86,569	87,311	91,232	173,880	137,839
Add:
Depreciation and amortization	34,299	35,028	32,484	69,327	59,552
Other income, net	348	348	675	696	2,021
EBITDA	$121,216	$122,687	$124,391	$243,903	$199,412